Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 29, 2010, relating to the financial statements and financial statement schedules of International Coal Group, Inc., and the effectiveness of International Coal Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of International Coal Group, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

December 13, 2010